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    Exhibit 11

                             WESTAMERICA BANCORPORATION
                    Computation of Earnings Per Share on Common and
                     Common Equivalent Shares and on Common Shares
                               Assuming Full Dilution



                                                       For the three months
                                                          ended March 31,
(In thousands, except per share data)                   2005         2004
                                                    --------------------------
Weighted average number of common
  shares outstanding - basic                              32,022       32,051

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                                   658          611
                                                    --------------------------
Weighted average number of common
  shares outstanding - diluted                            32,680       32,662
                                                    ==========================

Net income                                               $22,733      $24,314

Basic earnings per share                                   $0.71        $0.76

Diluted earnings per share                                 $0.70        $0.74
